UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2016 (June 3, 2016)

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER INFORMATION.

Certain of Tenneco Inc.’s (“Tenneco” or the “Company”) European facilities purchase certain supplies and tooling from entities owned by the parents of Enrique Orta (one of the Company’s executive officers). The Company acquired a clean air business from Mr. Orta’s father in 1995 and he has remained active in supplying companies in the automotive industry since then. Mr. Orta became an executive officer of the Company in 2015. While most of the goods purchased from businesses owned by Mr. Orta’s parents are acquired pursuant to a competitive bidding process, the Company uses a benchmarking process in some instances due to the size of those particular transactions and the type of goods purchased. For 2015, the Company purchased $2.7 million of tooling and supplies using this benchmarking process from an entity that is 70% owned by Mr. Orta’s parents. The Company expects such purchases to continue at approximately the same levels for 2016.

In addition, two of Enrique Orta’s siblings have worked for Tenneco since the 1995 acquisition. They are compensated in line with similarly situated employees, and in 2015, they received aggregate compensation of approximately $172,000 and $121,000, respectively.

The Company is filing this Current Report on Form 8-K to disclose these related party transactions, but does not consider these transactions to be material to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: June 3, 2016	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary